Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Keysight Technologies, Inc. of our reports dated March 1, 2017, relating to the consolidated financial statements of Ixia and subsidiaries, and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Ixia for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 20, 2017